EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made by and between Lesya Lysyj, who resides at 245 Park Lake, Concord, MA 01742 (“Ms. Lysyj” or “they”, “their”, “them”, “you” or “your”), and Boston Beer Corporation a Massachusetts Corporation with a principal place of business at One Design Center Place, Suite 850, Boston, MA 02210, for itself and its parents, subsidiaries and affiliates (collectively, the “Company”), as of the Effective Date (as hereinafter defined).

Ms. Lysyj has been employed by the Company as an employee-at-will, serving as the Company’s Chief Marketing Officer (“CMO”). Ms. Lysyj and the Company have agreed that Ms. Lysyj will step down as CMO and that Ms. Lysyj’s employment with the Company shall thereafter terminate following the Transition Period (as hereinafter defined), on the terms and conditions set forth in this Agreement.

ACCORDINGLY, in consideration of the mutual covenants to be performed by each of the parties and set forth in their entirety herein, the parties agree as follows:

1.
Transition and Separation from Employment.

(a)
Ms. Lysyj’s last day as CMO shall be March 6, 2026. Ms’ Lysyj will thereafter remain with the company in an advisory capacity through September 30, 2026 (the “Separation Date”, and the period between March 6, 2026 and the Separation Date is referred to herein as the “Transition Period”). During the Transition Period, Ms. Lysyj shall continue to perform in good faith and to the best of their ability, specific projects and tasks as requested by the Company’s CEO or others as directed by the CEO, with the understanding that Ms. Lysyj is not authorized to and shall not enter into any verbal or written agreements or any binding commitments on behalf of the Company. Ms. Lysyj shall continue to be paid their salary, at its current rate, and shall receive the benefits they currently receive, provided they continue to make their employee contribution therefor, through the Separation Date. Ms. Lysyj shall be paid their accrued but unused vacation pay, if any, on the Separation Date. As of Separation Date, Ms. Lysyj will be relieved of further duties and responsibilities and will no longer be authorized to transact business on behalf of the Company.

(b)
Ms. Lysyj may, upon two (2) weeks written notice, terminate their employment prior to March 6, 2026 or at any time during the Transition Period.

2. Consideration. Provided Ms. Lysyj executes this Agreement, does not revoke it, and fully complies with all of the terms and conditions of this Agreement, including the execution and delivery of the General Release attached hereto as Exhibit A on the Separation Date, the Company shall:

(a) Pay Ms. Lysyj an amount equal to thirteen (13) weeks of their salary at its current rate ($21,607.49 per bi-weekly pay period), less applicable federal, state, local, and other employment-related deductions. This consideration shall be paid in six (6) equal installments of $21,607.49 and one (1) installment of 10,803.75, less applicable federal, state, local, and other employment-related deductions, in accordance with the Company’s regular payroll practices, becoming due within 14-days of the Effective Date of Exhibit A, but only if Ms. Lysyj returns all “Company Property” (e.g., laptop, tablet, computer hardware and software, other equipment, books, manuals, keys or access badges to the Company facilities) in their possession in good working condition on or before March 6, 2026 (unless agreed to othwerwise in writing), and certifies such return and their satisfaction of the covenant set forth in Section 3(a). If Company Property has not been returned by the Effective Date of Exhibit A, payment will be delayed and will only become payable within 14-days of Ms. Lysyj returning all Company Property, provided that Ms. Lysyj in all events returns all Company Property within 60-days of the Effective Date of Exhibit A. Failure to return all Company Property within 60-days of the Effective Date of Exhibit A will

EXHIBIT 10.1

result in the offer of consideration set forth in this Section 2(a) becoming null and void, but this Agreement will otherwise remain valid and effective; and,

(b) Pay Ms. Lysyj their 2025 allocated bonus of $344,965, in accordance with the Company bonus program and as approved by the Compensation Committee of the Board of Directors, less applicable federal, state, local and other employment related deductions, in a lump sum payment in March 2026 when all other Boston Beer executive bonus payments are made.

(c) Pay or reimburse Ms. Lysyj up to $45,000 in the aggregate for mutually agreed upon third-party training and/or legal fees incurred by Ms. Lysyj in connection with the negotiation and drafting of this agreement, within 30 days following receipt by the Company of appropriate invoices therefor.

(d) Consistent with their continuing relationship with the Company beyond March 6, 2026, all options and RSUs previously granted to Ms. Lysyj will continue to vest through that date. As provided in the applicable agreements, such options and RSUs are subject to accelerated vesting, in the event of Ms. Lysyj’s death or disability and in the event of a Change in Control. The window within which vested options must be exercised is also addressed in the applicable agreements, with all options vested as of March 6, 2026, subject to the 90-day exercise window specified in the applicable option agreement, subject to the longer exercise window occasioned by Ms. Lysyj’s death.

(e) Continue to pay its portion of the premium for Ms. Lysyj’s health benefits (including medical, vision, and dental benefits) that they are currently receiving as a Company benefit through the Separation Date (the “Company’s Share”). The Separation Date serves as a “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and, hence, health coverage and premiums paid after the Separation Date are pursuant to COBRA. After the Separation Date, the Company will pay the Company’s Share for coverage for thirteen (13) weeks through December 31, 2026, or such earlier date as provided in Section 1(b), provided that Ms. Lysyj timely elects continuation of coverage under COBRA and remains eligible for COBRA coverage. Thereafter, Ms. Lysyj’s health benefits will be continued at Ms. Lysyj’s sole cost only to the extent available under COBRA. The Company will forward to Ms. Lysyj separate correspondence regarding their COBRA rights prior to the termination of their current benefits. Ms. Lysyj shall have the right to continue certain other benefits in accordance with any conversion options that exist under Company’s benefit plans.

Ms. Lysyj acknowledges and agrees that the consideration provided for in this Section 2 is not otherwise due or owing to Ms. Lysyj under any employment agreement (oral or written) with the Company or any Company policy or practice, and that the consideration provided for herein is not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than the Company and Ms. Lysyj. Ms. Lysyj further acknowledges that, except for the specific financial consideration set forth in this Agreement, Ms. Lysyj is not and shall not in the future be entitled to any other compensation or benefit from the Company including, without limitation, other wages, commissions, bonuses, options, stock awards, vacation pay, holiday pay or any other form of compensation or benefit.

3. Covenants of Ms. Lysyj. Ms. Lysyj expressly acknowledges and agrees to the following:

(a) that by the Separation Date Ms. Lysyj will have returned to the Company all Company documents (and any copies thereof in whatever format) and any and all Company Property, and credit cards issued by the Company, and that Ms. Lysyj shall abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information;

EXHIBIT 10.1

(b) that all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by Ms. Lysyj and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency, except as may be required in response to a lawful subpoena, or as may be required by state or federal law;

(c) that Ms. Lysyj will not reveal to any person, association or company any trade secrets or confidential information of the Company, except as may be required by the law to be disclosed, provided that Ms. Lysyj uses their best efforts to notify the Company orally and in writing before making any such intended disclosure, unless notification to the Company is prohibited by law;

(d) that Ms. Lysyj will keep secret all such matters that have been entrusted to Ms. Lysyj and shall not use or attempt to use any such information in any manner which may injure or cause loss to the Company, whether directly or indirectly;

(e) that Ms. Lysyj will not make any statements that are professionally, commercially or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors and employees) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that Ms. Lysyj will not engage in any conduct which is intended to harm professionally, commercially or personally the reputation of the Company (including its officers, directors and employees) except as may be required in response to a lawful subpoena or legal process. Nothing in this paragraph—or any other provision in this Agreement –shall be interpreted, applied or enforced to interfere with, restrain or coerce Ms. Lysyj in the exercise of their rights under Section 7 of the National Labor Relations Act, including any right of employees to discuss wages, terms and conditions of employment, or to otherwise engage in other protected activity for the purpose of mutual aid or protection.

(f) that Ms. Lysyj will comply with their obligations contained in the Employment Agreement previously executed by them and is incorporated herein, attached hereto as Exhibit B, and made a part hereof, to the extent permitted by applicable law. The period covered by the non-competition agreement and non-solicitation agreement shall commence as of January 1, 2026.

(g) that the violation of any of the foregoing covenants by Ms. Lysyj would constitute a material breach of this Agreement which would entitle the Company to recover some or all consideration paid or benefits provided pursuant to Section 2 hereof, as well as attorney’s fees and other costs of suit sustained by it in recovering such consideration or benefits, and to be indemnified by Ms. Lysyj for such attorney’s fees and costs. Ms. Lysyj acknowledges that any breach of their obligations hereunder shall cause irreparable harm to the Company for which there is no adequate remedy at law, and that the Company, in its sole discretion, in addition to any other remedies available to it, may bring an action or actions for injunctive relief, specific performance, or both, and have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance and, if successful, recover the costs and attorneys’ fees incurred by it in such action from Ms. Lysyj.

4. Reporting. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prohibit Ms. Lysyj from reporting a possible violation of federal or state law or regulations to the Securities and Exchange Commission or other appropriate agencies. Such reporting will not result in retaliation or retribution by the Company. You are not required to notify the Company that you have made any such report.

EXHIBIT 10.1

5. General Release of Claims by Ms. Lysyj.

(a) Ms. Lysyj hereby acknowledges and agrees that by signing this Agreement and accepting any part of the consideration to be provided to them as set forth herein, they are waiving their right to assert any form of legal claim against the Company, its officers, directors, investors, stockholders, partners, employees, representatives and attorneys, successors, subsidiaries, related corporations, and any person or entity acting for or on behalf of the Company (the “Releasees”), whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date (the “Claim” or “Claims”). Ms. Lysyj’s waiver and release herein is intended to bar any form of legal Claim, charge, complaint or any other form of action against any of the Releasees seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Effective Date.

(b) Without limiting the foregoing general waiver and release, Ms. Lysyj specifically waives and releases the Releasees from any Claim arising from or related to Ms. Lysyj’s employment relationship with the Company or the termination of their employment, including, without limitation:

(i) Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, Massachusetts Fair Employment Practices Act, the Americans With Disabilities Act, Massachusetts General Laws Chapter 151B, and any similar Massachusetts or other state statute;

(ii) Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, Massachusetts Wage Act, as amended, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar Massachusetts, or other state statute;

(iii) Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence; and

(iv) Any other Claim arising under state or federal law.

(c) Ms. Lysyj understands that there is a risk that after the execution of this Agreement they may discover facts different from or in addition to the facts which they now know. It is understood that the general release herein shall be, and remain in effect as, a full and complete general release, notwithstanding the discovery of different or additional facts. Ms. Lysyj expressly waives their rights under California Civil Code Section 1542, which provides as follows:

EXHIBIT 10.1

A General Release does not extend to claims which the creditor does not know or suspect to exist in [their] favor at the time of executing the release, which if known by [them] must have materially affected [their] settlement with the debtor.

(d) Notwithstanding the foregoing, this section does not release the Releasees from (i) any obligation expressly set forth in this Agreement or (ii) any right to indemnification to which Ms. Lysyj may be entitled under the Company’s Articles of Organization or By-laws.

6. Voluntary Agreement. By executing this Agreement, Ms. Lysyj is acknowledging that they have been afforded sufficient time to understand the terms and effects of this Agreement, that their agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations to Ms. Lysyj inconsistent with the provisions of this Agreement or on which Ms. Lysyj has relied in executing this Agreement, except as expressly set forth herein.

7. Miscellaneous. In the event that any provision contained in this Agreement is declared invalid, illegal or unenforceable for any reason by any court of competent jurisdiction, and cannot be modified to be enforceable, excluding the general release language in Section 5, such provision will immediately become null and void, leaving the remainder of this Agreement in full force and effect. However, if any material portion of the general release language in Section 5 is ruled to be unenforceable, you will forfeit the right to receive any amount (and to the extent already received, immediately return) of the consideration outlined in Section 2 of this Agreement to the Company.

8. Entire Agreement/Choice of Law/Enforcement. Ms. Lysyj acknowledges and agrees that this Agreement supersedes any and all prior and contemporaneous oral and/or written agreements between Ms. Lysyj and the Company, and sets forth the entire agreement between Ms. Lysyj and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Agreement shall be deemed to have been made in Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles. Ms. Lysyj agrees that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and Ms. Lysyj further acknowledges that venue for such actions shall lie exclusively in Massachusetts. Ms. Lysyj further agrees that they shall submit to the personal jurisdiction of such Massachusetts courts in any such action.

9. Acceptance; Effective Date. Ms. Lysyj must execute this Agreement and deliver an executed original copy thereof to the Company no later than February 26, 2026 (which Ms. Lysyj acknowledges and agrees is more than twenty-one (21) days from the date of their receipt of this Agreement); otherwise, the offer contained herein shall be deemed withdrawn. For a period of seven (7) days after executing this Agreement, Ms. Lysyj may revoke this Agreement by providing written notice of such revocation to Chief People Officer at Boston Beer Corporation, One Design Center Place, Suite 850, Boston MA 02210, and this Agreement shall not become effective or enforceable until said seven (7) day period has expired. If Ms. Lysyj does not revoke this Agreement during such revocation period, this Agreement shall become effective on the eighth (8th) day following the date of Ms. Lysyj's signature (“Effective Date”). The Company hereby instructs Ms. Lysyj to consult with an attorney before executing this Agreement.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals as of the

EXHIBIT 10.1

dates set forth below.

/s/ Lesya Lysyj

Lesya Lysyj

Date: _2/10/2026___________________________

BOSTON BEER CORPORATION for itself,

its parents, subsidiaries and affiliates

By: /s/ Jim Koch

Authorized Signatory

Date: __2/10/2026___________________________

EXHIBIT A

General Release

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, for their personal representatives, heirs, executors, administrators and assigns, hereby releases and forever discharge Boston Beer Corporation (the “Company”), and its affiliated and related companies, and their past and present officers, directors, investors, stockholders, partners, employees, representatives and attorneys, successors, subsidiaries, related corporations, and any person or entity acting for or on behalf of the them (hereinafter, “the Releasees”), from liability for any and all claims,

EXHIBIT 10.1

damages, causes of action, wages or commissions, both in law and in equity, which the undersigned or their personal representative, heirs, executors, administrators or assigns now has or may have, whether known or unknown, suspected or unsuspected, and whether asserted or not (hereinafter “Claims”), against the Releasees, or any of them, including, but not limited to, any Claims arising out of or connected with the undersigned’s employment by the Company and their separation from the Company, and including, but not limited to, any Claims that may exist under any state or federal laws or executive orders prohibiting discrimination, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq., the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. §621 et seq., the Family and Medical Leave Act, 29 U.S.C. §2601 et seq., the Massachusetts Wage Act, as amended, Mass. G.L. ch. 12 § 148 et seq., any Claims arising under Massachusetts General Laws Chapter 151(B), any Claims for breach of express or implied contract, breach of promise, promissory estoppel, loss of income, back pay, reinstatement, front pay, impairment of earning capacity, wrongful termination, discrimination, damage to reputation, fraud, violation of public policy, retaliation, negligent or intentional infliction of mental or emotional distress, intentional tort, and any other matter arising under any federal, state or local statute, rule or regulation or principle of contract law or common law and any and all Claims the undersigned now has or ever had against any or all of the Releasees.

You must execute this General Release and deliver the executed original copy thereof to the Company no later than March 6, 2026 (which you acknowledge and agree is more than twenty-one (21) days from the date of your receipt of this Agreement. For a period of seven (7) days after executing this Agreement, you may revoke this Agreement by providing written notice of such revocation to Human Resources at Boston Beer Corporation, One Design Center Place, Suite 850, Boston MA 02210, and this Agreement shall not become effective or enforceable until said seven (7) day period has expired. If you do not revoke this Agreement during such revocation period, this Agreement shall become effective on the eighth (8th) day following the date of your signature (“Effective Date” of Exhibit A). The Company hereby instructs you to consult with an attorney before executing this Agreement.

IN WITNESS WHEREOF, the undersigned has hereunto set their hand as an instrument under seal on 2/10/2026.

/s/ Lesya Lysyj

Lesya Lysyj